Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made and entered into by and between _________________________ with an address of _____________________________ (hereinafter referred to as “Seller”) and Formation Minerals Inc., with an address of PO Box 67, Jacksboro, TX 76458 (hereinafter referred to as “Buyer”). Buyer and Seller are sometimes referred to below individually as a “Party” or collectively as the “Parties”; and

WHEREAS, Seller owns or has the right to sell the mineral & royalty interests described on Exhibit “A” (attached hereto and made a part hereof).

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, those certain oil and gas mineral and royalty interests that are defined and described as “Properties” hereinbelow, subject to and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:

Subject to the terms, conditions and provisions of this Agreement, Seller agrees to sell, assign and convey to Buyer 100% of Seller’s right, title and interest in and to the oil, gas, condensate, and other hydrocarbons that may be produced and saved from the lands described in those certain oil, gas and mineral leases, being more particularly described on Exhibit “A” attached hereto, including all of Seller’s oil, gas and other mineral rights including, but not limited to oil royalty, gas royalty, overriding royalty interest, and other similar interests which may be produced from said oil, gas and mineral leases and lands (hereinafter referred to as the “Properties”)1.

Terms of this transaction are as follows:

1. The purchase price is $220,000.00 (Two Hundred Twenty Thousand Dollars)

2. The closing shall occur before 30 days from the execution of this document subject to Seller obtaining financing from both parties executing this Agreement (the “Closing Date”) during which time Buyer will have the exclusive right to conduct its review of the Properties. Payment for purchase of the Properties shall be made by wire transfer, per the wiring instructions to be provided to Seller on or before the Closing Date. Seller agrees to extend the closing date up to 90 days from the execution of this Agreement.

3. On the Closing Date, Seller shall execute and deliver to Buyer, and Buyer shall receive, one or more instruments of assignment, in substantially the form of a notarized Mineral Deed. Such notarized Mineral Deed may be emailed, hand delivered or made by Overnighted Certified U.S. mail or Federal Express (FedEx) to the Buyer.

4. Effective Date: July 1, 2024. Buyer shall be entitled to all revenue from production from the Properties occurring on or after the Effective Date.

8. Prior to the Closing Date or termination of this Agreement, Seller shall not offer the Property for sale to any person or entity or accept or negotiate any offer to purchase by any person, entity, or other party.

[1]	The description of the Properties on Exhibit “A” is subject to change pending the Parties verification of title thereto.

9. All notices given by Buyer to Seller or by Seller to Buyer, shall be in writing and shall be deemed delivered when actually received, or, if earlier and whether or not actually received, (i) if delivered by courier or in person, when left with any person at the address reflected above, if addressed as set forth above, (ii) if by overnight courier service (such as, by way of example but not limitation, U.S. Express Mail or Federal Express) with instructions for delivery on the next business day, one (1) business day after having been deposited with such courier, addressed as reflected above, and (iii) if delivered by mail, three days after deposited in a Post Office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed (as a certified or registered item, return receipt requested). The addresses of the Parties are the address set out in this Agreement.

10. This Agreement shall be governed by the laws of the State of North Carolina, without regard to its conflict of law principles. All disputes arising from or relating to this Agreement shall be adjudicated in a state district court sitting in Union County, North Carolina, and each Party hereby consents to such court’s jurisdiction and to such venue.

11. This Purchase and Sales Agreement and the rights, duties and obligations represented hereby shall be binding upon all parties hereto, their respective heirs, administrators, executors, representatives, successors and assigns.

ACCEPTED AND AGREED TO, this 27th day of June, 2024.

SELLER	BUYER

Formation Minerals Inc.

Scott Cox
Managing Partner	CEO

EXHIBIT A

Attached to and made a part of that certain Purchase and Sale Agreement dated June 27, 2024 by and between ___________________________ (“Grantor” whether one or more) and Formation Minerals Inc. (“Grantee”) made effective date of July 1, 2024.

LANDS

Bienville Parish, Louisiana: 20.8 Net Royalty Acres

Section 11, Township 15 North, Range 10 West, Bienville Parish, Louisiana

Township 15 North-Range 10 West

Section 11: Point of beginning of tract being an iron pipe located at the Southwest corner of the Northeast quarter (SW/c of NE/4) of Section 11, Township 15 North, Range 10 West, Bienville Parish, Louisiana; run thence North 00 degrees 04 minutes 43 seconds East 663.05 feet to a set iron pipe on the South right-of-way of La. Hwy. 154; thence South 74 degrees 51 minutes 16 seconds East along the South right-of way of La. Hwy. 154 a distance of 1057.12 feet to a point; thence along a curve to the left having a radius of 960 feet and an arc distance of 264.57 feet (chord: South 82 degrees 39 minutes 30 seconds East–263.73 feet) to a set iron pipe on the East line of the Southwest quarter of the Northeast quarter (E/L of SW/4 of NE/4) of Section 11; thence South 00 degrees 00 minutes 00 seconds East along said East line 347.36 feet to a found iron pipe located at the Southeast corner of the Southwest quarter of the Northeast quarter of Section 11; thence North 89 degrees 54 minutes 38 seconds West a distance of 1311.83 feet to the point of beginning. Containing 14.73 acres, more or less.

It is the intention to convey an undivided 100% interest in the interests described above.

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